SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
 Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-15899


                             PURE RESOURCES, INC.
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            (Exact name of registrant as specified in its charter)



                                500 West Illinois
                              Midland, Texas 79701
                                 (915) 498-8600
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    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)



                          Common Stock, $.01 par value

                              7-1/8% Notes Due 2011

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           (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)



 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4 (a)(1)(i)  [x]    Rule 12h-3(b)(1)(i)  [x]
            Rule 12g-4 (a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4 (a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4 (a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: Common Stock, $.01 par value: 1. 7-1/8% Notes Due 2011: 60.




Pursuant to the requirements of the Securities Exchange Act of 1934, Pure Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 6, 2002                   PURE RESOURCES, INC.

                                         By:  /s/ Joe D. Cecil
                                              --------------------------
                                         Name:  Joe D. Cecil
                                         Title: Vice President, Finance and
                                                Comptroller